Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

August 5, 2010

Alliance One International Reports Improved Revenue and Stable Net Income in First Quarter Financial Results

Morrisville, NC – August 5, 2010 – Alliance One International, Inc. (NYSE: AOI) today announced results for its first fiscal quarter ended June 30, 2010.

First Quarter Results

For the quarter ended June 30, 2010, the Company reported net income of $13.8 million, or $0.16 per basic share, compared to net income of $14.5 million, or $0.16 per basic share, for the prior year quarter.

Robert E. Harrison, Chief Executive Officer, said “We continue to execute against our plan and our first quarter results reflect our forward thinking, despite changes currently occurring in our industry. Our top line improved $80.5 million to revenue of $491.0 million and the bottom line remained solid, with $13.8 million in net income. We have positioned our Company strategically to proactively participate in a changing industry and we are confident in our role as a key supply chain partner to our global customer base. This was clearly demonstrated during the quarter with the announced transaction in Brazil due to close in the fall.

“Also, during the quarter we purchased $23.6 million of our 8.5% Senior Notes, reaffirming our ongoing commitment to reduce leverage, while at the same time maintaining appropriate levels of liquidity including $247.6 of cash at the end of the period. Based on expected cash flows, our cash and debt positions at quarter end, as well as the current stock price, I am pleased to announce that on July 28th our Board of Directors authorized the purchase of up to $40 million of the Company’s common stock over the next two years. We will strategically use surplus cash to enhance the capital structure through both long term debt reduction and common stock purchases based on relative value analysis and prudent evaluation of long term capital requirements.

“Looking out over the remainder of this year and into next, volatility is likely, driven by our dynamic industry and global markets that includes changes in manufacturer procurement and processing in some markets, consumer preferences and potential related tobacco supply and demand imbalances, government regulations, world economic recovery timing and currency valuation movements. I believe we are well positioned to drive further efficiency improvements despite these, with our evolving agronomy programs that are focused on increasing crop yields, developing new plant varieties and improving farming techniques. Further proactive action, such as building our new factory in Santa Catarina that places our processing capability closer to the farmer, eliminates associated intrastate taxes and provides for timelier monetization of existing VAT tax assets, also enhances our position as we move forward.

Mr. Harrison concluded, “We remain committed to reducing long term debt and maximizing the balance sheet, and are also focused on delivering additional value through further cost control initiatives and the stock repurchase program. Our solid customer base and ability to play an important role in industry change, combined with our well established risk management culture and product innovation are all hallmarks that will deliver enhanced shareholder value over the long run.”

Performance Summary for the First Fiscal Quarter Ended June 30, 2010

The following is a brief overview of our financial results for the quarter ended June 30, 2010.  Additional information on our results may be found in our Quarterly Report on Form 10-Q filed on August 5, 2010.

Sales and other operating revenues increased 19.6% to $491.0 million in 2010 and gross profit decreased 9.0% to $80.0 million. Sales increases are the result of improved average prices and increased kilos sold partially offset by a decrease in processing and other revenues. Gross profit as a percentage of sales decreased from 21.4% last year to 16.3% this year, which was the main reason for our operating income decreasing $6.8 million compared to the prior year. Slight increases in our selling, administrative and general expenses, primarily related to foreign currency rate changes, were offset by more operating income this year due to increased gains on the sale of assets.

During the quarter, we purchased $23.6 million of our 8.5% senior notes as we focused on reducing leverage. Associated cash premiums, other costs, and the related accelerated amortization of deferred financing costs, as well as, original issue discount, resulted in our recording $0.9 million of debt retirement expense this quarter.

Interest costs increased $1.7 million as a result of higher debt levels following our refinancing during the second quarter last year, in addition to higher green costs this year that required additional working capital borrowing.

Primarily as a result of decreased margins, our pretax income decreased from $27.1 million in 2009 to $18.7 million in 2010.

Our effective tax rate decreased from 45.2% last year to 25.9% this year. The variance is mainly related to foreign currency exchange effects, specific event expense adjustments for unrecognized tax benefits, and deferred tax adjustments.

South America Region

South American tobacco revenues increased $45.7 million mainly due to an increase in kilos sold and improved average prices. The slight increase in volume is mainly attributable to the earlier timing of shipments compared to the prior year, which were offset by the impact of Japan Tobacco Inc.’s (“JTI”) partial vertical integration initiatives in Brazil. Improved average sales prices were driven by better product mix as a result of increased sales of higher priced lamina and improved customer pricing this year.

Although revenues increased, gross profit decreased $23.1 million. While product mix and customer pricing increased average prices, the increase was not sufficient to offset the impact of JTI’s initiatives, increased prices of tobacco paid to suppliers and the exchange rate impact on purchase and processing costs denominated in local currency. In addition, decreased gains from derivative financial instruments were only partially offset by decreased exchange losses this year compared to the prior year due to the volatility of the Brazilian Real.

Other Regions

Other Regions tobacco revenues increased $39.0 million driven by increased kilos sold partially offset by a decrease in average sales prices. Processing and other revenues decreased $4.2 million mainly as a result of decreased processing volumes in Asia and North America. Gross profits increased $15.1 million in 2010 compared to last year.

Revenue improvements were driven by Asia and North America, partially offset by decreased revenues in Europe, mainly as a result of our exit from Kyrgyzstan. Gross margin increases were primarily related to favorable exchange rate movements across the Other Regions, as well as from operations in North America. In Asia, increased revenues and improved gross profits were mainly driven by sales from that region that were delayed from the prior year. In North America, revenues and gross profit increases were largely due to Canadian shipments delayed from the prior year and increased shipments from the United States.

Liquidity and Capital Resources

As of June 30, 2010, available credit lines and cash remained well positioned at $780.5 million, comprised of $247.6 million in cash, $524.2 million of credit lines and $8.7 million exclusively for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

2011 Fiscal Year, First Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its first fiscal quarter ended June 30, 2010, on August 5, 2010 at 5:30 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:30 P.M. ET, August 5th through 8:30 P.M. August 10th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 9684144.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers.  Additional factors that could cause AOI’s results to differ materially from those described in forward-looking statements can be found in AOI’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended June 30, 2010 and 2009 (Unaudited)

	June 30,	June 30,
(in thousands, except per share data)	2010	2009

Sales and other operating revenues	$490,956	$410,484
Cost of goods and services sold	410,938	322,522
Gross profit	80,018	87,962
Selling, administrative and general expenses	37,274	36,328
Other income (expense)	1,602	(440)
Operating income	44,346	51,194
Debt retirement expense	932	-
Interest expense	26,736	24,968
Interest income	1,983	915
Income before income taxes and other items	18,661	27,141
Income tax expense	4,830	12,265
Equity in net income of investee companies	-	-
Net income	13,831	14,876
Less: Net income attributable to noncontrolling interests	9	399
Net income attributable to Alliance One International, Inc.	$ 13,822	$ 14,477

Earnings per share:
Basic	$ .16	$ .16
Diluted	$ .13	$ .16

Average number of shares outstanding:
Basic	88,961	88,479
Diluted	112,292	89,170